Exhibit 10.22

JOINDER TO REGISTRATION RIGHTS AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”), dated as of November 23, 2009, to the Registration Rights Agreement (the “Agreement”) dated as of November 29, 2007, by and among Camden Learning Corporation, a Delaware corporation (the “Company”), and the Investors is made by and between the Company and the stockholder listed on the signature page hereof (the “Stockholder”). All capitalized terms used in this Joinder Agreement without definition shall have the meanings ascribed thereto in the Agreement.

WHEREAS, in connection with the Company’s initial public offering consummated on December 5, 2007, the Company issued 1,562,650 shares of restricted common stock, par value $0.0001 per share (the “Restricted Stock”) to the Investors with such Restricted Stock subject to the terms and conditions of that certain Securities Escrow Agreement dated November 29, 2007, as amended; and

WHEREAS, the Company has now entered into that certain Agreement and Plan of Reorganization as amended and restated in its entirety on August 11, 2009 and further amended on October 26, 2009 by Amendment No. 1 to the Amended and Restated Agreement and Plan of Reorganization, pursuant to which Dlorah Subsidiary, Inc., a newly formed, wholly-owned subsidiary of Camden (“Merger Sub”), will merge with and into Dlorah, Inc., a South Dakota corporation (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), with Dlorah surviving as a wholly-owned subsidiary of Camden, as a result of which the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to Camden in exchange for shares of a newly created class of Camden common stock, common stock purchase warrants and restricted shares of Camden’s currently authorized common stock (the “Acquisition”); and

WHEREAS, in connection with the Acquisition and pursuant to the Share Transfer Agreement dated November 23, 2009 by and between Camden Learning, LLC (“CL LLC”) and the Stockholder, CL LLC has agreed to transfer 300,000 shares of Restricted Stock to the Stockholder (the “Transferred Stock”); and

WHEREAS, the Agreement sets forth that terms upon which the Restricted Stock can be registered, and as transferee of a certain portion of the Restricted Stock, the Stockholder wishes to be joined to the Agreement with respect to the Transferred Stock.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Joinder.

The Stockholder hereby agrees to become a party to the Agreement and to be bound by all of the provisions thereof as if a signatory thereto, and shall have all of the rights and privileges of an original signatory to the Agreement with respect to the Transferred Stock.

2.	Notices.

The provisions of Section 6.3 of the Agreement shall be amended to add the following notice information for the Stockholder:

If to the Stockholder to:

c/o Anthony M. Petrucci

CFO and CCO

Ashford Capital Management, Inc.

1 Walker’s Mill Road

Wilmington, DE 19807

A copy of any notice sent to the Stockholder hereunder shall be sent to:

3.	Miscellaneous.

(a) Governing Law. This Joinder Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out or relating in any way to this Joinder Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York (each, a “New York Court”), and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive jurisdiction and that such courts represent an inconvenient forum.

(b) Entire Agreement. This Joinder Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged. This Joinder Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall constitute an original, and together shall constitute one and the same instrument.

(c) Headings. The headings contained in this Joinder Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

(d) Binding Effect. This Joinder Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

(e) Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

WITNESS the execution of this Joinder Agreement as of the date first above written.

Ashford Capital Management Inc. with discretion f/b/o stockholders listed in Exhibit A

By:	/s/ Theodore H. Ashford III
Name:	Theodore H. Ashford III
Title:	President, CEO and CIO Ashford Capital Management, Inc.

CAMDEN LEARNING CORPORATION

By:	/s/ David Warnock
Name: David Warnock
Title: Chairman, President and Chief Executive Officer

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